Exhibit 3(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NORWOOD FINANCIAL CORP.

Article 1. Name. The name of the corporation is Norwood Financial Corp. (hereinafter, the “Company”).

Article 2. Registered Office. The address of the initial registered office of the Company in the Commonwealth of Pennsylvania is 717 Main Street, Honesdale, Pennsylvania 18431.

Article 3. Nature of Business. The Company is organized under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the “BCL”) for the purpose of engaging in any lawful act or activity for which a corporation may be organized under the laws of the Commonwealth of Pennsylvania.

Article 4. Duration. The term of the existence of the Company shall be perpetual.

Article 5. Capital Stock.

A. Authorized Amount. The total number of shares of capital stock that the Company has authority to issue is 25,000,000 of which 5,000,000 shall be serial preferred stock, no par value (hereinafter, the “Preferred Stock”) and 20,000,000 shall be common stock, par value $0.10 per share (hereinafter, the “Common Stock”). Except to the extent required by governing law, rule, or regulation, the shares of capital stock may be issued from time to time by the board of directors of the Company (hereinafter, the “Board of Directors”) without further approval of stockholders. The Company shall have the authority to purchase its capital stock out of funds lawfully available therefor.

B. Common Stock. Except as provided in this Article 5 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the Common Stock, with each holder thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Company. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Company after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

C. Authority of Board to Fix Terms of Preferred Stock. A description of each class of shares and a statement of the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, and other special rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors to establish series of Preferred Stock or to determine that Preferred Stock will be issued as a class without series and to fix and determine the voting rights, designations, preferences, and other special rights of the Preferred Stock as a class or of the series thereof are as follows:

Preferred Stock may be issued from time to time as a class without series or in one or more series. Each series shall be designated in supplementary sections or amendments to these Articles of Incorporation by the Board of Directors so as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors may by resolution and amendment to these Articles of Incorporation from time to time divide shares of Preferred Stock into series, or determine that the Preferred Stock shall be issued as a class without series, fix and determine the number of shares in a series and the terms and conditions of the issuance of the class or the series, and, subject to the provisions of this Article 5, fix and determine the rights, preferences, qualifications, privileges, limitations, and other special rights, if any, of the class (if none of such shares of the class have been issued) or of any series so established, including but not limited to, voting rights (which may be limited, multiple, fractional, or non-voting rights), the rate of dividend, if any, and whether or to what extent, if any, such dividends shall be cumulative (including the date from which dividends shall be cumulative, if any), the price at and the terms and conditions on which shares may be redeemed, if any, the preference and the amounts payable on shares in the event of voluntary or involuntary liquidation, sinking fund provisions for the redemption or purchase of shares in the event shares of the class or of any series are issued with sinking fund provisions, and the terms and conditions on which the shares of the class or of any series may be converted in the event the shares of the class or of any series are issued with the privilege of conversion.

The Board of Directors may, in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Preferred Stock for consideration of such character and value as the Board of Directors shall from time to time fix or determine.

D. Repurchase of Shares. The Company may, from time to time, pursuant to authorization by the Board of Directors and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Company in such manner, upon such terms, and in such amounts as the Board of Directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Company outstanding at the time of the purchase or acquisition in question or as are imposed by law or regulation.

Article 6. Incorporator. The name and mailing address of the sole incorporator is as follows:

Name	Address
Lewis J. Critelli	717 Main Street
Honesdale, Pennsylvania 18431

Article 7. Directors. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors.

A. Number. The number of directors of the Company shall be such number, not less than 5 nor more than 15 (exclusive of directors, if any, to be elected by holders of Preferred Stock, voting separately as a class), as shall be provided from time to time in accordance with the bylaws, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least eighty percent (80%) of the directors then in office shall concur in said action.

B. Classified Board. The Board of Directors shall be divided into three classes of directors that shall be designated Class I, Class II, and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, with the term of office of Class I to expire at the first annual meeting of stockholders, the term of office of Class II to expire at the annual meeting of stockholders one year thereafter and the term of office of Class III to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

Should the number of directors of the Company be reduced, the directorship(s) eliminated shall be allocated among the classes so that the number of directors in each class is as specified in the immediately preceding paragraph. The Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Should the number of directors of the Company be increased, the additional directorships shall be allocated among such classes so that the number of directors in each class is as specified in the immediately preceding paragraph.

Whenever the holders of any one or more series of Preferred Stock of the Company shall have the right, voting separately as a class, to elect one or more directors of the Company, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article 7. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Company shall have the right, voting separately as a class, to elect one or more directors of the Company, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

C. No Cumulative Voting. Stockholders of the Company shall not be permitted to cumulate their votes for the election of directors.

D. Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which such director was appointed shall expire and until a successor is elected and qualified. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be appointed.

E. Removal. Unless otherwise required by law, a director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only for cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the Company. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director whose removal will be considered at the meeting. Directors may also be removed from office in the manner provided in Sections 1726(b) and 1726(c) of the BCL, or any successors to such sections.

F. Nominations of Directors. Nominations of candidates for election as directors at any annual meeting of stockholders may be made (a) by, or at the direction of, a majority of the Board of Directors or (b) by any stockholder entitled to vote at such annual meeting. Only persons nominated in accordance with the procedures set forth in this Article 7.F shall be eligible for election as directors at an annual meeting. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting in accordance with the procedures set forth in this Article 7.F shall be provided for use at the annual meeting.

Nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company as set forth in this Article 7.F. To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company; provided, however, that with respect to the first scheduled annual meeting, notice by the stockholder must be so delivered or received no later than the close of business on the tenth day following the day on which notice of the date of the scheduled meeting was mailed and must be delivered or received no later than the close of business on the fifth day preceding the date of the meeting. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (i) the name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Company stock that are Beneficially Owned (as defined in Article 13.A.5) by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor thereto; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of Company stock that are Beneficially Owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. At the request of the Board of Directors, any person nominated by, or at the direction of, the Board of Directors for election as a director at an annual meeting shall furnish to the Secretary of the Company the same information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

The Board of Directors may reject any nomination by a stockholder not timely made in accordance with the requirements of this Article 7.F. If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Article 7.F in any material respect, the Secretary of the Company shall notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee reasonably determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Article 7.F in any material respect, then the Board of Directors may reject such stockholder’s nomination. The Secretary of the Company shall notify a stockholder in writing whether such person’s nomination has been made in accordance with the time and informational requirements of this Article 7.F. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a stockholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article 7.F. If the presiding officer determines that a nomination was made in accordance with the terms of this Article 7.F, such person shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article 7.F, such person shall so declare at the annual meeting and the defective nomination shall be disregarded.

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Company, the provisions of this Article 7.F shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

Article 8. Preemptive Rights. No holder of any of the shares of any class or series of stock or of options, warrants, or other rights to purchase shares of any class or series or of other securities of the Company shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, any unissued bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series, or any shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Company purchased by the Company pursuant to Article 5.D; but any such unissued, or issued but not outstanding, stock, bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

Article 9. Elimination of Directors’ Liability. A director of the Company shall not be personally liable, as such, for monetary damages for any action taken unless: (i) the director has breached or failed to perform such director’s fiduciary duties, or other duties under Chapter 17, Subchapter B of the BCL, of such director’s office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness; provided, however, that the foregoing shall not apply to (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to federal, state, or local law. If the laws of the Commonwealth of Pennsylvania are amended after the effective date of these Articles of Incorporation to eliminate further or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by law.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Article 10. Indemnification, etc. of Officers, Directors, Employees, and Agents.

A. Persons. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

B. Extent — Derivative Actions. In the case of a threatened, pending, or completed action or suit by or in the right of the Company against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

C. Standard — Derivative Suits. In the case of a threatened, pending, or completed action or suit by or in the right of the Company, a person named in paragraph A shall be indemnified only if:

1. such person is successful on the merits or otherwise; or

2. such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, including, but not limited to, the taking of any and all actions in connection with the Company’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 13 of these Articles) not approved by the Board of Directors. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Company unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

D. Extent — Nonderivative Suits. In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Company, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

E. Standard — Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

1. such person is successful on the merits or otherwise; or

2. such person acted in good faith in the transaction that is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, including, but not limited to, the taking of any and all actions in connection with the Company’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 13 of these Articles) not approved by the Board of Directors and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

F. Determination That Standard Has Been Met. A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

1. the Board of Directors by a majority vote of a quorum consisting of directors of the Company who were not parties to the action, suit, or proceeding;

2. if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

3. the stockholders of the Company.

G. Proration. Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

H. Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of the Company in defending a civil or criminal action, suit, or proceeding described in Article 10.A may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

I. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

J. Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article 10.

K. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Company may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 10.

L. Modification. The duties of the Company to indemnify and to advance expenses to any person as provided in this Article 10 shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article 10, and no amendment or termination of any trust or other fund created pursuant to Article 10.K hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

M. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article 10, the Company shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

N. Savings Clause. If this Article 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company to the fullest extent permitted by any applicable portion of this Article 10 that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

Article 11. Meetings of Stockholders and Stockholder Proposals.

A. Special Meetings of Stockholders. Special meetings of the stockholders of the Company may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board, (iii) the President, or stockholders entitled to cast at least 50% of the votes that all stockholders are entitled to cast at the particular meeting.

B. Action Without a Meeting. Any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting upon the consent of stockholders who would have been entitled to cast the minimum number of votes that would be necessary to authorized the action at a meeting at which all stockholders entitled to vote thereon were present and voting. The consents shall be filed with the Secretary of the Company. If the action taken without a meeting is by less than unanimous consent, such action shall not become effective until after at least ten (10) days written notice of the action has been given to each stockholder entitled to vote thereon who has not consented thereto.

C. Stockholder Proposals. At an annual meeting of stockholders, only such new business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting by, or at the direction of, (1) the Board of Directors or (2) any stockholder of the Company who complies with all the requirements set forth in this Article 11.C.

Proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company as set forth in this Article 11.C. For stockholder proposals to be considered at the annual meeting of stockholders, the stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company. Such stockholder’s notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company stock that are Beneficially Owned (as defined in Article 13.A) by the stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal (other than interests which all stockholders would have).

The Board of Directors may reject any stockholder proposal not timely made in accordance with the terms of this Article 11.C. If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Article 11.C in any material respect, the Secretary of the Company shall promptly notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Article 11.C in any material respect, then the Board of Directors may reject such stockholder’s proposal. The Secretary of the Company shall notify a stockholder in writing whether such stockholder’s proposal has been made in accordance with the time and informational requirements of this Article 11.C. Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any stockholder proposal, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of this Article 11.C. If the presiding officer determines that a stockholder proposal was made in accordance with the terms of this Article 11.C, such person shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to any such proposal. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article 11.C, such person shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

This provision shall not prevent the consideration and approval or disapproval at the annual meeting of report of officers, directors, and committees of the Board of Directors, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed, and received as herein provided.

Article 12. Stockholder Approval of Business Combinations

A. Definitions. The definitions and other provisions set forth in Articles 13.A, 13.B, and 13.C are also applicable to this Article 12.

B. Stockholder Vote. Any “Business Combination,” including merger, consolidation, liquidation, or dissolution of the Company or any action that would result in the sale or other disposition of all or substantially all of the assets of the Company shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Company eligible to vote at a legal meeting.

C. Fair Price. The provisions of Article 12.B. shall not apply to a particular Business Combination, and such Business Combination shall require only such stockholder vote (if any) as would be required by Pennsylvania law, if the conditions specified in Article 12.C. are met or all of the conditions set forth in Subparagraphs (1) and (2) below are satisfied:

(1) The ratio of (A) the aggregate amount of the cash and the fair market value of other consideration to be received per share of capital stock of the Company in such Business Combinations by holders of capital stock other than the Controlling person involved in such Business Combination, to (B) the market price per share of the capital stock immediately prior to the announcement of the proposed Business Combination, is at least as great as the ratio of (X) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) which such Controlling person has theretofore paid in acquiring any capital stock prior to such to (Y) the market price per share of capital stock immediately prior to the initial acquisition by such Controlling person of any shares of capital stock; and

(2) The aggregate amount of the cash and the fair market value of other consideration to be received per share of capital stock in such Business Combination by holders of capital stock, other than the Controlling person involved in such Business Combination, is not less than the highest per shares price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such Controlling person in acquiring any of its holdings of capital stock.

D. Board Approval. The provisions of Article 12.B shall not apply to a particular Business Combination, and such Business Combination shall require only such stockholder vote, if any, as would be required by Pennsylvania law, if such Business Combination is approved by (i) two thirds of the entire Board of Directors of the Company at a time prior to acquisition of 10% or more of the outstanding Voting Shares of the Company by the Controlling person, or (ii) a majority of the Continuing Directors after acquisition of 10% or more of the outstanding Voting Shares by the Controlling person but before consummation of the particular Business Combination.

E. Additional Provisions. Nothing contained in this Article 12 shall be construed to relieve a Controlling person from any fiduciary obligation imposed by law. In addition, nothing contained in this Article 12 shall prevent any stockholders of the Company from objecting to any Business Combination and from demanding any appraisal rights that may be available to such shareholders.

Notwithstanding Article 14 or any other provisions of these Articles of Incorporation or the Bylaws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation, or the Bylaws of the Company), the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares entitled to vote thereon (and, if any class or series is entitled to vote thereon separately, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of each such class or series) shall be required to amend or repeal or adopt any provisions inconsistent with this Article.

Article 13. Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control.

A. Definitions.

1. Acquire. The term “Acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law, or otherwise.

2. Acting in Concert. The term “Acting in Concert” means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement, or other arrangement, whether written or otherwise.

3. Affiliate. An “Affiliate” of, or a Person “affiliated with,” a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

4. Associate. The term “Associate” when used to indicate a relationship with any Person means:

(a) Any corporation or organization (other than the Company or a Subsidiary of the Company), or any subsidiary or parent thereof, of which such Person is a director, officer, or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities;

(b) Any trust or other estate in which such Person has a 10% or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Company or a Subsidiary of the Company in which such Person has a 10% or greater beneficial interest or serves as a trustee or in a similar fiduciary capacity;

(c) Any relative or spouse of such Person (or any relative of such spouse) who has the same home as such Person or who is a director or officer of the Company or a Subsidiary of the Company (or any subsidiary or parent thereof); or

(d) Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment advisor.

5. Beneficial Owner (including Beneficially Owned). A Person shall be considered the “Beneficial Owner” of any shares of stock (whether or not owned of record):

(a) Which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (i) voting power, including the power to vote or to direct the voting of such shares of stock, and/or (ii) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

(b) Which such Person or any Affiliate or Associate of such Person has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time) (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders pursuant to a public solicitation of proxies for such meeting, with respect to shares which neither such person nor any such affiliate is otherwise deemed the beneficial owner); or

(c) Which such Person or any Affiliates or Associates of such Person either (i) has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Company or any Subsidiary of the Company or acquiring, holding, or disposing of all or substantially all, or any Substantial Part, of the assets or business of the Company or a Subsidiary of the Company, or (ii) is Acting in Concert. For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article 14 of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares that may be issuable pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants, options, or otherwise and which are deemed to include any Voting Shares that may be issuable pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants, options, or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this Article 14.A.5, but shall not include any other Voting Shares which may be issuable in such manner.

Provided, however, that (1) no director or officer of the Company (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any stock beneficially owned by any other such director or officer (or any Affiliate thereof), and (2) neither any employee stock ownership, stock option, or similar plan of the Company or any subsidiary of the Company, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any stock held under any such plan.

6. Control. The term “Control” shall mean the power, whether or not exercised, to direct or cause the directions of the management and policies of a Person, whether through the ownership of Voting Shares, by contract, or otherwise.

7. Controlling Person or Group. The term “Controlling person or group” shall mean

(a)(i) A Person or group who has acquired, offered to acquire, or directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over Voting Shares of the Company that would entitle the holder thereof to cast at least 10% of the votes that all stockholders would be entitled to cast in an election of directors of the Company; or (ii) a Person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of the Company through any means.

(b) Two or more Persons acting in concert, whether or not pursuant to an express agreement, arrangement, relationship, or understanding, including a partnership, limited partnership, syndicate, or through any means of affiliation whether or not formally organized, for the purpose of acquiring, holding, voting, or disposing of equity securities of the Company shall be deemed a group for the purposes of this Article 16. Regardless of whether a group has been deemed to acquire Beneficial Ownership of an equity security under this Article, each person who participates in a group, where such group is a Controlling person or group as defined above, shall also be deemed to be a Controlling person or group for the purpose of this Article 16.

(c) For the purposes of this Article 16, a Person or group shall not be deemed a Controlling person or group

(i) absent significant other activities indicating that a person or group should be deemed a controlling person or group, by reason of voting or giving a proxy or consent as a stockholder of the Company if the Person or group is one who or which: (a) did not acquire any voting shares of the Company with the purpose of changing or influencing control of the Company or seeking to acquire control of the Company or in connection with or as a participant in any agreement, arrangement, relationship, understanding, or otherwise having any such purpose; (b) if control were acquired, would not be a Person or group or a participant in a group that has control over the Company and will not receive, directly or indirectly, any consideration from a Person or group that has control over the Company other than consideration offered proportionately to all holders of Voting Shares of the Company; and (c) if a proxy or consent is given, executes a revocable proxy or consent given without consideration in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations under the Exchange Act under circumstances not then reportable under Schedule 13d (or any comparable or successor report) by the person or group who gave the proxy or consent.

(ii) if such Person or group holds voting power: (a) in good faith and not for the purpose of circumventing this Article 16, as an agent, bank, broker, nominee, or trustee for one or more Beneficial Owners who do not individually, or if they are a group acting in concert, as a group have the voting power of subparagraph A.2.a of this Article 16; (b) in connection with the solicitation of proxies or consents by or on behalf of the Company in connection with stockholder meetings or actions of the Company; or (c) in the amount specified in subparagraph A.2.a of this Article 16 as a result of the solicitation of revocable proxies or consents with respect to Voting Shares if such proxies and consents both: are given without consideration in response to a proxy or consent solicitation made in accordance with the applicable rules and regulations of the Exchange Act and do not empower the holder thereof, whether or not this power is shared with any other Person, to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent.

8. Person. The term “Person” shall mean any individual, partnership, corporation, association, trust, group, or other entity. When two or more Persons act as a partnership, limited partnership, syndicate, association, or other group for the purpose of acquiring, holding, or disposing of shares of stock, such partnership, syndicate, associate or group shall be deemed a “Person.”

9. Profit. The term “Profit” shall mean the positive value, if any, of the difference between: (a) the consideration received from the disposition of equity securities less only the usual and customary broker’s commissions actually paid in connection with such disposition; and (b) the consideration actually paid for the acquisition of such equity securities plus only the usual and customary broker’s commissions actually paid in connection with such disposition.

10. Subsidiary. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Person in question.

11. Substantial Part. The term “Substantial Part” as used with reference to the assets of the Company or of any Subsidiary means assets having a value of more than 10% of the total consolidated assets of the Company and its Subsidiaries as of the end of the Company’s most recent fiscal year prior to the time the determination is being made.

12. Transfer. The term “Transfer” shall include any acquisition or disposition.

13. Voting Shares. “Voting Shares” shall mean shares of the Company entitled to vote generally in an election of directors.

B. Certain Determinations With Respect to Article 14. A majority of the directors shall have the power to determine for the purposes of this Article 14, on the basis of information known to them and acting in good faith: (1) the number of Voting Shares of which any Person is the Beneficial Owner, (2) whether a Person is an Affiliate or Associate of another, (3) whether a Person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of “Beneficial Owner” as hereinabove defined, and (4) such other matters with respect to which a determination is required under this Article.

C. Directors, Officers, or Employees. Directors, officers, or employees of the Company or any Subsidiary thereof shall not be deemed to be a group with respect to their individual acquisitions of any class of equity securities of the Company solely as a result of their capacities as such.

D. Ownership of Profits Resulting from Certain Transactions. Any profit realized by any Person or group who is or was a Controlling person or group with Respect to the Company from the disposition of any equity security of the Company shall belong to and be recoverable by the Company where the profit is realized by such person or group:

1. from the disposition of the equity securities within eighteen (18) months after the person or group obtained the status of a Controlling person or group; and

2. the equity security had been acquired by the Controlling person or group within 24 months prior to the eighteen (18) months subsequent to the obtaining by the Person or group of the status as a Controlling person or group.

Any transfer by a Controlling person or group of the ownership of any equity security may be suspended on the books of the Company, and certificates representing such securities may be duly legended, to enforce the rights of the Company under this Article 14.

Article 14. Amendment of Articles and Bylaws.

A. Articles. The Company reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change, or repeal of these Articles of Incorporation shall be made unless such amendment addition, alternation, change, or repeal is first proposed and approved by the Board of Directors pursuant to a resolution proposed and adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority (except as provided below) of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof, shall be required to amend, adopt, alter, change, or repeal any provision inconsistent with Articles 7, 8, 9, 10, 11, 12, 13, and 14.

B. Bylaws. The Board of Directors or stockholders may adopt, alter, amend, or repeal the Bylaws of the Company. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of the holders of at least eighty percent (80%) of the shares of the Company entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.

Article 15. Control Share Acquisitions. Subchapter G, “Control-Share Acquisitions,” of Chapter 25 of the BCL shall not apply to the Company.